Exhibit 99.3

REQUEST FOR WAIVER

Glimcher Realty Trust Distribution Reinvestment and Share Purchase Plan

This form is to be used only by participants in the Glimcher Realty Trust (“GRT”) Distribution Reinvestment and Share Purchase Plan (the “Plan”) who are requesting authorization from GRT to make an optional cash payment under the Plan in excess of the $10,000 initial or monthly investment limit. Any capitalized terms that are not defined in this form shall have the meanings given to them in the prospectus related to the Plan (the “Prospectus”).

A new form must be completed each time that a participant wishes to make an optional cash payment in excess of the $10,000 monthly maximum. This form will not be accepted by GRT unless it is completed in its entirety.

The participant submitting this form hereby certifies that (a) the information provided below in connection with this Request for Waiver is true and correct as of the date set forth under “Today’s Date,” and (b) the participant has received and reviewed a current copy of the Prospectus.

This form should be completed and returned to GRT via e-mail at waiverrequest@glimcher.com attention Investor Relations, before 12:00 noon Eastern time on the third business day immediately prior to each Pricing Period (see the answer to Question 13 in the Prospectus for a discussion of the Pricing Period).  If approved, GRT will submit a copy of the signed Request for Waiver to Computershare Trust Company, N.A. (“Computershare”).

If we accept your Request for Waiver, you will acquire the maximum number of common shares that may be purchased on the Investment Date (see Questions 20 and 21 in the Prospectus). The price of the common shares purchased in connection with a Request for Waiver will be based on the volume weighted average price (as determined in accordance with the answer to Question 13 in the Prospectus), less any applicable Waiver Discount.

Good funds on all accepted Requests for Waiver must be received by Computershare no later than 2:00 p.m. Eastern time on the business day prior to the first day the relevant Pricing Period in order for such funds to be invested on the relevant Investment Date.

Pricing Period Commencement Date:	Today’s Date:
Participant Company or Individual Name:	Optional Cash Payment Amount Requested:
Individual Authorized to Transact on Account:	Social Security Number or Tax I.D.:
Authorized Individual Signature:	Street Address:
Existing Account Number or Name as it Appears on Common Share Certificate (if applicable):	City: State: ZIP
Print Name as it Should Appear on Account:	Contact Name / Contact Phone Number:
Contact E-mail Address:	Contact Fax Number:
Intended Payment Method: ☐Check ☐Wire Transfer (if approved, you will be provided with Computershare’s wire instructions)
Disposition of Shares (check one box): ☐ Hold all shares in my plan account ☐ Issue certificate for full shares ☐ DWAC full shares to DTC#_______ $100 fee per DWAC

Glimcher Realty Trust Dividend Reinvestment and Share Purchase Plan - Page 1 of 2

REQUEST FOR WAIVER

Glimcher Realty Trust Distribution Reinvestment and Share Purchase Plan

In the event that the threshold price is not satisfied or there are no trades reported for one or more days in the Pricing Period, the following information will be used to return the applicable portion of your optional cash investment as soon as practicable after the Pricing Period.

Participant’s Name	Name of Financial Institution

Bank ABA/Routing Number	Bank Account Name

Bank Account Number	Reference

(to be completed by GRT)
Accepted by Glimcher Realty Trust
Waiver Investment Period:
Optional Cash Payment Amount Approved:	By:
Method of Payment:	Name:
Threshold Price, If any:	Title:
Applicable Waiver Discount, if any:
Approval Date:

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